INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statement No. 333-39848 on Form S-8 of EpicEdge, Inc. of our report dated May 23, 2001 (June 21, 2001 and July 20, 2001, as to the fifth and sixth paragraphs, respectively, of Note 15), appearing in this Annual Report on Form 10-KSB of EpicEdge, Inc. for the year ended December 31, 2000.

/s/    DELOITTE & TOUCHE LLP

Dallas, Texas
July 20, 2001